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Stockholders of Churchill Capital Corp III were invited to attend a webcast/call held by the management of MultiPlan, Inc. on August 18, 2020. The following is a transcript of the aformentioned webcast/call.

Presentation

Operator: Good afternoon. At this time, I would like to welcome everyone to the MultiPlan Second Quarter 2020 Financial Update Call. (Operator Instructions) Thank you. I would now like to turn the call over to Erica Bartsch. Please go ahead.

Erica Bartsch: Good afternoon, ladies and gentlemen. Welcome to MultiPlan's Second Quarter 2020 Financial Update Conference Call.

Please note that our discussion today may include certain forward-looking statements including without limitations statements with respect to anticipated future operating performance, growth, acquisition opportunities and other similar forecasts and statements of expectations.

Words such as expect, anticipate, intends, budget, believes, seeks, estimates, could, and should and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements made by the company and its management are based on estimates, projections, beliefs, and assumptions of management at the time of such statements are not guarantees of future performance. We undertake no obligations to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Actual performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the company and its management as a result of risks, uncertainties and assumptions.

Representative examples of these factors include, without limitations, general industry and economic conditions, interest rate trends, cost of capital and capital requirements, competition, customer cancellations, the ability to expand certain areas of the company's business, shifting customer demand, changes in operating expenses including employee wages, benefits, and medical inflation, governmental and public policy changes and the continued availability of financing in the amount and on the terms to support the company’s business, the impact of the COVID-19 pandemic on the company’s business, the completion of the transaction with Churchill and the ability to recognize the anticipated benefits and achieve the goals of the proposed business combination. I would like to turn the conference over to MultiPlan’s CEO, Mr. Mark Tabak.

Mark Tabak: Thank you. Good afternoon, everyone, welcome. We are pleased to host today’s call and provide you with an update on the business. Before I discuss our second quarter performance, I want to address the recent news regarding MultiPlan and Churchill Capital III.

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As many of you have known, MultiPlan entered into agreement and plan of merger with Churchill Capital III on July 12th. In terms of the transaction, Churchill will contribute $1.1 billion of cash raised during its initial public offering in February.

Other additional investors have committed to participate in the transaction, the PIPE commitments to a $2.6 billion new private capital raise consisting of a 1.3 billion of common stock at $10 per share and $1.3 billion of 6% cash interest convertible debt with a conversion price of $13 per share. Churchill will acquire an equity interest in MultiPlan for a total consideration of $5.7 billion paid in cash and shares of Churchill common stock.

The business combination will be accounted for as a reverse capitalization with no goodwill other intangible assets recorded in accordance with GAAP. We firmly believe this is an excellent opportunity for Multi-Plan, and represents an appropriate next step in the company’s evolution.

Churchill’s cash infusion and intellectual resources will enable MultiPlan to focus on growth through M&A and internal initiatives, which will enable us to better execute our growth strategy.

The transaction will allow us the opportunity to create payer value beyond the tech-enabled cost management and payment integrity services we offer to today. As a public company we will also have great strategic and financial flexibility to make us better equipped to expand organically with chasing acquisitions and by investing in new technologies.

We were excited to join forces with the Churchill team to expand our offering while continuing to deliver value to all payers, providers and consumers in the United States. The new board of directors of MultiPlan will include three representatives from Hellman and Friedman; Allen Thorpe, Hunter Philbrick, and Paul Emery, that are on our board today and three Churchill related representatives; Michael Klein, Glenn August, and Bill Veghte.

Michael is the chairman and CEO of Churchill Capital; Glenn is the CEO of Oak Hill Advisors, a significant investor through the convertible debt offering in this transaction; and Bill is a seasoned technology professional who held leadership positions at Microsoft of two decades and was COO of Hewlett-Packard.

In addition, we have a new independent chairman of the audit committee, and Richard Clark, distinguished leader in cyber security, will continue to serve as an independent director.

This morning our team held MultiPlan’s first ever Analyst Day during which we presented a detailed review of our business and growth strategy to sell side analyst. The presentation was not open to investors. However, the transcript slides and presentation video will be available to you tomorrow through a link found on the MultiPlan.com website and the Churchill Capital III website.

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Now turning to delivery value, I’m pleased with our execution in the second quarter as our teams worked diligently to manage the business through the COVID-19 pandemic. The health and safety of our employees, customers and partners remained their top priority and we continue to enforce a work from home policy, leveraging virtual technologies to keep our teams connected all while continuing to provide uninterrupted service to our customers.

As we anticipated, our second quarter results were directly impacted by the pandemic. While they got off to a strong start in Q1, we did experience a slowdown in elective care and elective claim volume in Q2 as individuals paused or delayed elective procedures through the height of the pandemic.

This led to a 15.8% year-over-year decline in Q2 revenues and a 20.3% year-over-year decline in Q2 EBITDA. Dave will discuss the COVID impact in greater detail shortly. Year to date, cash flow from operations remains strong at $191.9 million. Despite the recent headwinds, claim activity in the quarter performed better than expectations – we're hopeful for continued improvements in volume as markets reopened.

We also anticipate that due to social distancing measures and a deferral of doctor visits during the pandemic, there will be a greater need for acute care. We expect this will drive patients to look out of network to access providers that are available to see and treat them quicker than their primary care physicians.

Despite the fluctuations in claim activity, we continue to see heightened client engagements as they turn to MultiPlan for solutions to help them generate additional revenue stream and greater cost savings.

Notably, many of our clients are turning to our Data iSight platform to maximize savings in a defensible and transparent manner. For example, we had a large administrator begin using Data iSight in January of this year, with about 900,000 members. Given their success with this program, they had an about a 100,000 member group to program this past July.

We also have a large national carrier who expanded the use of Data iSight in January and is actively planning further expansion of this product in our platform later this month. Several Blue Cross Blue Shield plans also have initiatives underway to increase the use of our services.

Notably, a large Blue Cross Blue Shield plan is currently expanding its use of Data iSight and recently added network access inside its service area, while another Blues plan added one large ASO client to our program in the quarter, and has a commitment from another in January of '21.

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We also are in contract discussions with a new plan which will bring our total Blue Cross Blue Shield client roster to 14; a further validation of our strong working relationship with these plans nationwide.

We also have several regional plans, leveraging MultiPlan's networks and other services, to help drive business expansion. This is coupled with a number of regional health plans that are deploying Data iSight initiatives later this year, including active contract discussion with three new plans.

Finally, we have also signed agreements with three Medicare Advantage plans for network-build services, helping them with their network adequacy, compliance and expansion opportunities. Discussions are also underway with a number of other plans, including a large national carrier, giving us further confidence that our services remain an integral part of our client's workflow as they move forward.

As we move forward, we will continue to be proactive in engaging our customers to ensure they have the right resources and programs in place to manage their businesses and deliver greater cost efficiencies during this challenging time.

While responding to the COVID has been a primary focus over the last three months, we continue to monitor industry regulation and litigation that could impact on MultiPlan.

With regard to litigation, we routinely see payers and providers use litigation as a means to negotiation reimbursement rates. There are a number of such disputes underway today, none of which we would characterize as unusual. MultiPlan reserves for any litigation in which we believe our company has a material uninsured exposure, and we feel our balance sheet appropriately reflects those today.

With regard to government regulation, most of MultiPlan's business is insulated from regulation, in that we do not operate insurance plans, deliver care or assume payment responsibility. For years, we have monitored state and federal regulations to address out of network care, and before I hand things over to Dave, I would like to specifically address proposed federal surprise billing rules.

We along with our regulatory advisors believe that there is a low likelihood that Congress will enact any form of surprise billing reform this year.

While 30 states have been active in addressing surprise medical bills to date, the approach has generally been limited to specific settings, categories of care or network situations, which we believe has had a limited impact on us.

Notably, definitions used in federal and state legislation typically pertain to very specific care such as emergency services, anesthesiology services or radiology services. They are not written or enforced with the intent of eliminating out-of-network services or plan or provider negotiations.

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Within MultiPlan's 1.2-million provider network, we have contracts with emergency service, anesthesiology and radiology providers that, by contract, hold members harmless and eliminate the exposure to surprise billing. Furthermore, our negotiation offering also secures signed agreements with these providers, thereby eliminating surprise bills also.

In summary, I'm very pleased with how our team members responded this quarter, working hand-in-hand with our customers to deliver lasting solutions that drive value and services to all payers, providers and consumers.

Importantly, while visibility into the second half remains challenging, I'm confident we are taking the right steps to position the business for continued success. As I stated in the earlier portion of my comments, we are excited about the opportunity to work with Churchill and all that provides for our customers, our employees and our shareholders. With that, let me turn things over to Dave Redmond to review our second quarter financials. Dave?

Dave Redmond: Thank you, Mark. Let me review first the results from Q2 2020 and then we will share our thoughts on the remainder of 2020. Let's take a look at our Q2 results. Revenues for the second quarter of 2020 were $206.9 million as compared to $245.7 million in the second quarter last year, a decrease of $38.8 million or 15.8%.

This decline of 15.8% was primarily due to reduced claims from customers as a result of restrictions of elective medical procedures and non-essential medical services related to the COVID-19 pandemic. Revenues for the six months ended June 30th, 2020 were $458.9 million as compared to $490.7 million in the comparable period in 2019, a decrease of $31.8 million or 6.5%.

As we discussed in our May 2020 earnings call, revenues in Q1 2020 increased approximately $7 million when compared to the comparable period in '19 and we did not see any meaningful impact from COVID-19 in our Q1 2020 results.

While we did not experience a material impact from COVID-19 during the three months ended March 31st as previously stated, we did experience a 15.8% decline in revenues for the three months ended June 30th 2020 as compared to the three months ended June 30th '19 due to the restrictions and the reduced volume of claims from customers.

For the six months ended June 30th 2020, we incurred only about $300,000 of expenses related directly to COVID, primarily for office cleaning and computer and office supplies to enable our employees to work remotely.

We have temporarily closed all of our offices and restricted travel due to concern for our employees' health and safety and also in compliance with state shelter-in-place orders. Most of our approximately 2,000 employees are working remotely.

Other than these modifications and the claims and revenue reductions mentioned previously, we have not experienced any material changes to our internal operations structure, including receiving and processing transactions with our customers as a result of COVID-19.

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The COVID-19 pandemic is evolving rapidly. We believe that COVID-19's impact on our business, operating results, cash flow and our financial condition primarily will be driven by the severity and the duration of the pandemic, the pandemic's impact on the U.S. and global economy, consumer behavior and healthcare utilization patterns, the timing scope and impact of stimulus legislation as well as other Federal, state and local responses to the pandemic.

Those primary drivers are beyond our direct knowledge and control. COVID will continue to impact our businesses, our operating results, cash flows and financial conditions, but is uncertain how adverse or material the impact will be on our results.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will affect our customers, associates, and employees, suppliers, vendors, and business partners.

We are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions, which include limitations on our operations or mandates to our customers and to our customers and providers, the effect on customer demand or changes to our operation, the health of our workforce and the ability to meet staffing needs and other critical functions cannot be predicted and is vital to our operations.

Further, the impacts of a potential worsening of economic conditions and the continued disruptions to and volatility in the credit and financial markets consumer spending, as well as other unanticipated consequences remain unknown. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, suppliers and business partners.

However, any material impact on these parties could adversely impact us. Effects from the COVID-19 begin to impact our business late in Q1 2020, with various federal state and local government and private entities, mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce and shelter in place orders.

This situation involving COVID-19 continues to remain fluid and we are actively managing our response in collaboration with our customers, associates and employees, and business partners in assessing potential impacts to our financial position and operating results, as well as adverse developments in our business.

EBITDA for the second quarter 2020 was $149.8 million as compared to $188.1 million in the second quarter last year; a decrease of $38.3 million, or 20.3%. decrease in EBITDA amount was slightly less than the revenues decreased because expenses were only about $500,000 less in Q2 2020 than they were in Q2 '19, that being EBITDA expenses.

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EBITDA for the six months ended June 30, 2020 was $345.8 million as compared to $376.2 million in the comparable period in 2019, a decrease of $30.4 million or 8.1%. This decrease was approximately $1.4 million less than the decrease in revenues for this period.

In March 2020, given uncertainty in the global capital markets, we borrowed $98 million under our revolving credit facility, resulting in a total of almost $100 million outstanding at that time, including three letters of credit, totaling $1.8 million of utilization against our revolver. We repaid our revolver and all the affiliate amounts in late June of 2020, and now have the full revolver capacity available to us.

We believe our existing cash resources and expected future cash generation will be sufficient for our liquidity needs for the foreseeable future. At June 30, 2020, we had a cash balance of approximately $180 million in addition to the availability under our revolver.

At June 30, 2020, our term loan was $2.71 billion, our first lien leverage was 3.52 times and our total leverage was 7.32 times since the acquisition by H&F in June, 2016, we have paid down over $760 million of term debt. In Q3 as you know, we purchased and cancelled $121.3 million senior PIK/Toggle notes.

The cash purchase of 101 million plus accrued interest resulted in the recognition of a gain of $18.5 million. Our restricted payment capacity for MultiPlan Acquisition Holdings LLC under its debt instruments, was $106.7 million at June 30, 2020.

As you all know, MultiPlan has not historically provided guidance. That said, given the unique circumstances arising from the COVID pandemic, we believe it is important to provide an estimate for our full year 2020 financial results.

The complexities and dislocations arising from COVID make providing precise 2020 guidance for MultiPlan somewhat difficult, but we have done our best to incorporate available data on current and projected healthcare capacity, procedure mix and overall consumer trends, to forecast a range for the remainder of 2020.

In mid-March, management presented to our board that COVID could drive $135 million to $150 million negative revenues variance from our 2020 budget.

As Mark said earlier, our Q2 performance came in better than expectation, and given real-time claims trending, we now estimate that COVID may impact us by a total of $110 million to $130 million of revenues for the year.

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As a result, we now expect full year 2020 total revenues to be in the range of $910 million to $930 million, and adjusted EBITDA guidance range of $685 million to $705 million.

The preliminary proxy statement for the Churchill’s stockholder's meeting that was filed with the SEC by Churchill III on July 31, 2020, included selected forecasted financial information for the calendar year ended December 31st, 2021, including total revenues in the range of $1.085 billion to $1.125 billion, adjusted EBITDA in the range of $845 million to $875 million, and leveraged free cash flow of $425 million to $450 million.

We will be reviewing by year end, our forecast, as we do every year, with the facts and circumstances in occurring and prepare a detailed budget for 2021.

However, subject to the assumptions and qualifications stated in the preliminary proxy statement, we are comfortable as of today, regarding the ranges presented for such forecasted financial information. Please note that such forecasted financial information should not be relied upon as guidance as future events and actual results may differ materially from such forecasts.

The preliminary proxy statement also included the proposals to be voted on at the meeting and Churchill is awaiting comments from the SEC after their customary review. We are optimistic that Churchill will receive comments in last August 2020 and hope to have our comments cleared and filed a definitive proxy statement in September 2020.

We hope a Churchill stockholders meeting will be scheduled for late September or early October and a closing of the transaction there shortly thereafter. Churchill followed an 8K yesterday that included our financials, MD&A, and pro-formas as of and for the six-months ended June 30th, 2020.

At the closing, we expect to redeem our 8.5% PIK toggle notes. Let me walk you through the sources and uses of the transaction and the respective stock ownership after the transaction has completed, assuming there are no redemptions at closing.

The equity that will be issued to existing MultiPlan stockholders is about $4.2 billion. The cash available from the Churchill SPAC, as Mark talked about earlier, is $1.1 billion. Michael Klein and his team did a fabulous job of raising $1.3 billion of common PIPE investments and an additional $1.3 billion of convertible PIPE investments. The convertible debentures have a seven-year maturity and a 6% rate.

That money will be used for debt repayment of the PIK HoldCo notes of about $1.2 billion, with estimated expenses, fees, et cetera, of $109 million. $5.6 billion will be the net purchase price related to the acquisition of MultiPlan, and we expect to have net cash on the balance sheet after closing of between $800 and $900 million.

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Upon closing of the transaction, assuming no redemptions, existing shareholders of Churchill and the common equity pipe investors will own approximately 39% to 40%, and the existing MultiPlan shareholders will own 60.5%.

The existing MultiPlan shareholders are rolling in excess of 73% of their investment into the new company, and management collectively is growing close to $250 million of investment into the new company. With that, I will turn it back to Mark to introduce Michael Klein and then open it up for questions.

Mark Tabak: Thanks Dave. Before we open the call to your questions, I’d like to introduce Michael Klein, Chairman and CEO of Churchill Capital III for some remarks. Michael?

Michael Klein: Thank you very much. Thank you, Mark, and thank you very much Dave, and thank you all for dialing in to this. As you know, this is the first quarter for the bondholders after the announcement of the transaction, so we’ve migrated this bond holder update call into a update call also for equity shareholders. And as we migrate towards being a public company and move to a regularized format, you’ll see the company move towards a regular issuance of quarterly earnings.

For all of you that are interested, and I’m sure you will be, as Mark indicated, we had a MultiPlan research analyst day today that obviously fit the format of the going forward public company. There were 18 analysts there and it was an extraordinary detailed presentation provided by Mark, Dale, Dave, Michael Kim, and Paul Galant. That presentation, both in its written form as well as the full video of a couple of hours, will be posted, so you will all see that.

And as you’ve heard today, and you’ll hear from that presentation, management both explain the business provided the appropriate information for analysts to model as well as reconfirm their forecasts and reconfirmed the strategic plan on a go forward basis. We all at Churchill remain as excited, if not more excited today, than the day we announced the transaction.

As you’ve heard from Dave, the filing of the proxy on July 31st means that we expect to get comments, as we’ve been told by the SEC, by the end of this month, which will allow us to distribute a final proxy to shareholders mid-September and close as quickly thereafter as possible, plus or minus the end of the month.

I will remind all of you that because, as Dave very kindly stated, because we raised $2.6 billion of capital alongside the public vehicle of Churchill, we now have circa $3.7 billion that has been raised.

We have met and exceeded any cash condition for the merger. We have met any issues because we’ve cleared. We have filed our proxy and expect our proxy statement to be done shortly. So we are extremely confident that transaction will close and close on time because there is limited to no conditionality remaining in the transaction.

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Just to comment on a couple of other items that are material for all of us as investors together, we are very pleased with the performance that this management team has had during this horrific pandemic. And as I think you heard from Dave, the company is outperforming its projections and has updated a more constructive set of forecasts for the year than we understood when we embarked upon the transaction.

It’s obviously helpful in terms of conservatism when you’re negotiating the transaction in the midst of a pandemic, but to understand the company’s outperformance by circa $40 million versus the case that was anticipated in Q2 is encouraging from our perspective.

I think most of you who follow the industry will know that United Healthcare, an important customer, indicated that for the second quarter, doctor offices, on an outpatient basis, were operating at less than 60% of levels around the entire country.

They reported a medical loss ratio that’s the lowest in publicly recorded history, 1300 basis points below prior quarter. It was a record-disturbed quarter in the healthcare market. They also indicated that by June, 95% of doctor’s offices and hospitals were open and operating.

That’s quite constructive from our perspective, and I would say that the plus or minus $700 million EBITDA indication that Dave has just given you is more constructive than we anticipated based upon setting up this transaction.

Put simply, pricing the company at 15 times the worst year in medical history in the United States versus companies that are currently trading in the market at 20 times forecast ’21, we viewed as extremely constructive.

Just to close out, we are comfortable that the team is working well together, Dale, Mark and Paul are working very constructively on the plan going forward to ensure 2021 and our base case is achieved.

The tech teams are already working well together – Bill Veghte, Paul Galant, and Michael Kim are working very well on the tech. The tech infrastructure is already the best in the business, but the next stage plan is in place.

We at Churchill, Hellman & Friedman, and MultiPlan, led by Mark, are working closely on the acquisition plan that we discussed and described with you. We’re very, very pleased as well to hear from all of our shareholders as they call us with any questions and concerns. We can share with you that there’s nothing that we found during this closing that is anything other than encouraging from our perspective.

For those who want an outside in view on the comments that Mark Tabak gave around surprise billing which has been a question that some have asked, please go to the website of Avalere.com

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Avalere has just done an independent study that they put forward and posted as of today which we think more than confirms Mark and the company’s view that as of this time, surprise billing in 28 states or more has not impacted the company and we don’t anticipate any material impacts from regulatory changes.

I’ll close by saying it’s been a pleasure working and integrating with Mark and his team so far. They’re outperforming our base plan – we’re confident in 2021 and going forward.

We’re comfortable and confident that our analysts and investors are beginning to understand the company and recognize that it’s being set up at a roughly 50% multiple discount to its peers, and to outperform in the worst pandemic that we’ve seen in our lifetime is something that we can only thank the company’s management for its operations. Let me hand it back to you, Mark.

Mark Tabak: Thank you, Michael. We’re very excited with the merger with Churchill Capital – it gives us additional strategic and financial flexibility to pursue an aggressive growth both organically as well as inorganically.

We’re going to open the program now to your questions. In the interest of time, we again, ask you to please limit yourself to one question. If you have a follow-up question, please return to the queue and we’ll try to accommodate as many participants as possible. Thank you.

Questions and Answers

Operator: (Operator Instructions). We’ll take our first question from Frank Jarman with Goldman Sachs.

Andrew Cooper: Hey guys, this is actually Andrew Cooper on for Frank. Thanks for taking my questions. Maybe just a real quick clarification and then a real question after that. So first, Pro-forma for the deal, you have all this excess cash in the balance sheet, I believe you guys have talked about taking down some of the OpCo debt with that, can you maybe talk about your priorities there?

And then just on the acquisition side, you’ve talked about extending some network opportunities and opportunities in automotive insurance.

Are you essentially just trying to expand your payment integrity business, or can you maybe elaborate on what the actual opportunity set is there? And then, is that being driven by extending to the whitespace of the market, or are you going to try and take share from competitors?

Mark Tabak: Dave, why don’t you answer the first part of the question and I’ll answer the second part.

Dave Redmond: You did a really good job of getting three questions in one, right?

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Andrew Cooper: I try.

Dave Redmond: We have committed – and as I’ve said publically a few minutes ago, and we’ve said publically for the last month, that we will take out the 8-1/2% PIK Toggle notes at closing. We are optimistic and hopeful that there will be very few redemptions, and if there are very few redemptions we could have as much as $800 million to $900 million cash on our balance sheet.

We have made no commitment to redeem or pay down the 7% to 8% OpCo debentures. That’s something we may do in the future depending on circumstances, but I think in the initial planning we want to have as much available cash to capitalize on potential M&A opportunities and investments that we want to make in the extend and expand strategy.

And so we make no commitment at this point to pay down any OpCo debt, and I would think that we’d be highly unlikely to do that in 2020.

Mark Tabak: Relative to the second part of the question, the financial and strategic flexibility afforded us by the, as a result, in merger with Churchill, gives us the opportunity to aggressively pursue growth opportunities, which would include, as you noted, in-network, government business, Medicare, Medicaid, where we have a presence already in early innings, and also to adjacent lines of business in property casualty – mainly workers comp and auto / medical.

It really encompasses all the solutions – payment integrity is the lead, but also our network capabilities and our data analytic capabilities also have an opportunity to generate additional savings for our customers, our customer’s customers – the employer, and the end user consumer as well. As you may recall, last year we received over $100 billion in charges, and we returned savings opportunities in excess of $19 billion to our customers.

Operator: We’ll take our next question from Rishi Parekh with Barclays.

Rishi Parekh: How are you doing? Thank you for taking my questions, and thank you for all of the detail. In the beginning of the call you went through a number of new customer wins, and I apologize, you were talking a little fast and I didn’t catch all of them but it sounds to me that you have a number of Data iSight wins moving in through this year and going in to next year.

And I’m just trying to better understand, given where we are now, adjusting for some of the COVID items and obviously your comfort level with your guidance that you’re providing for next year, can you help us bridge some of the opportunities that you’re seeing from now through that 840 or 850 of EBITDA number that you’re looking for next year? And then, is there anything unique to these customer wins either higher margin, or anything that you can maybe call out on these customer wins? Thank you.

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Mark Tabak: Well as you know, we founded the company by identifying a very significant pain point for our customers and that was out-of-network expense. And we launched the program nearly 40 years ago, addressing that with a network-only product. And that product carried us quite a ways.

And in 2010 / 2011 we saw an opportunity to introduce data analytics because we’d also aggregated an incredible database of claims and charge data that would supplement, compliment, and address claims that could not be repriced or discounted from our network business.

And then in 2014 we saw that healthcare reimbursement was not going to be solely on volume of frequency, but was going to be on volume, frequency, outcome quality and the patient experience.

We made a small acquisition of a company called Medical Audit Review Solutions in 2014 which became the basis of our payment integrity program, and our Data iSight program, and our payment integrity program together which leverages incomparable database we’ve aggregated, or our fastest growing products moving forward.

We sell into a customer base, that number is 70, of the commercial insurers – BlueCross and BlueShield plans, regional health plans, and TPAs both in the public sector and in the government sector as well. Public sector, government sector, and the private commercial sector as well.

Operator: Your next question is from Janegail Orringer from Alliance Bernstein.

Jane Gail Orringer: Hi, Dave and Mark, congratulations on the deal. Very excited for you. Just a question for Michael Klein, or really for everyone. Given the very high margins of the business, there was always a concern with disclosure of those margins in a public market context. And consequently there was the series of sponsors – sponsor transactions, and now finally the company is going public.

What gets you comfortable with disclosure of those margins now that you weren’t comfortable with, let’s say a few years ago, and is there any shift in the business that makes it more plausible to have that disclosure?

Michael Klein: Mark, would like me to take that or would you like to take it?

Mark Tabak: Why don’t you take it and I’ll provide a footnote or two afterwards.

Michael Klein: Sure. Well, first and foremost, thank you for the question and you may or not know that we have been around the company since 2013. And in fact we were first introduced to Mark when Mark approached me in 2013 with a simple question that had growth opportunities ahead of him, which he’s clearly shown, in the data analytic space.

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He wanted to get off the private equity Ferris wheel, if you will, and be in a longer term held position and less levered. And at that we identified Berkshire Hathaway as a potential partner and brought them to be a buyer from the consortium.

Silver Lake wasn’t prepared to sell at that point in time so the transaction didn’t (inaudible) market understanding the viewing -- and there’s a few things that I say that give me great comfort in where we stand as a public company.

First and foremost, the company is on the right side of healthcare and it does exactly what its customers want, which create a setup to make healthcare more affordable. (inaudible) and their benchmark whole standard data allows them to provide a tool that is critical (inaudible) not to impact or impair the (AUDIOGAP) but to reduce the cost of healthcare to make it more affordable.

Now I say that to you as a person that is an investor, but those are the words that I heard directly from the customers and the customers have been part of this journey for MultiPlan for decades. We spoke to customers representing 65% of the revenues and you can imagine who all of those customers are.

And they made a few things very clear to us. One, MultiPlan is critical at making healthcare more affordable. Two, they’re a critical partner to the customers in achieving that goal. Three, their independence and the quality of their data is critical to insure that the right healthcare pricing is put in place.

I would say to you as well, two last comments on your question. The first is the fifth view on the data and just as there’s 450 people on this call and there are hundreds of people that have access to the data that exist for MultiPlan; one would assume that customers that are saving $6 billion a year using MultiPlan have found the way to access those margins and of course they have accessed them as they share it with us directly.

They know the profitability of the business. They know that the business is profitable but they really know that the company is a massive payments process and the $850 million of EBITDA is really driven by $106 billion of claims processing, not by a margin against the revenue stream and they fully understand, respect and appreciate that.

And finally, many of the prior owners of business were owners of a network with a discount pricing model but they weren’t owners of the best data analytical tool in the healthcare space.

Today, 75% of the revenues come from data-analytic and payment processing tools that didn’t exist in 2013. In fact, the only owner of this business that has seen this margin in this way as an investor and equity owner is Hellman and Friedman.

They’re comfortable going public because they recognize, just as the customers do, that those data analytical tools and those payment integrity tools have increased the savings for the customers in the period of developing that from $12 billion, to almost $20 billion a year and those tools are not replaceable at this point.

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They’re not replaceable by anyone that has a data-analytic tool, by anyone that has a network and none else has them both combined. So as you can imagine, since we as a board and an investment committee are putting $1.4 billion of our own money into this transaction, we analyzed this very carefully.

We’re both comfortable with the margins. We’re comfortable with the service that the company plays to (inaudible) ability in the market place. And we’re comfortable that the margins have the ability to grow, in fact, and grow not by small amounts but to grow meaningfully.

But in the data and analytic business the incremental dollar of revenue has very low incremental costs. So incremental billion dollars of claims that we’ll gather, will generate incremental $10 to $20 million per year of EITBDA because 93 cents of every dollar flows to the bottom line. I’ll pause here and hand it back to, Mark.

Mark Tabak: That’s spot on, Michael. I would just add the following couple comments. Look, as you know, because you’ve been a long time follower of the company, our recurring-revenue business model generates revenues based on a modest percentage of savings formula based upon the savings we’ve returned to our customers.

Six years ago we captured about $70 billion in charges and we generated just under $12 billion of savings opportunities. Last year we captured $106 billion of charges and we’ve returned savings opportunities to our customers of over $19 billion and that was a function of an incomparable database that we could leverage for payment integrity and analytics, which represent almost 70 percent of our revenue today for every dollar we save.

That drives savings for the customer and revenue for us. It speaks to the relationship, it speaks to the incomparable database, and it speaks to the incredible automation we have in the company.

If you take the network business just as an example, less than 1-1/2 to 1% of those claims require any manual intervention. If you take the three integrated offerings together, networks, payment integrity and analytics, 96% of those claims have returned the very same day to our customer because of the extreme automation that we have in our program and the operational efficiencies.

Operator: Your next question is from Elie Radinsky with Cantor Fitzgerald.

Elie Radinsky: Yes, hi. I just want to extend my congratulations again on the transaction. Just a quick question regarding the PIK HoldCo bonds, is your expectation to close the end of September and then call the bonds, which would -- I believe there's a 15-day call, or is it your expectation is to call the bonds in middle of September, coterminous with the closing?

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Dave Redmond: We hope to call the bonds as soon as we know and have the total confidence of the closing. So I expect that they will be called either at the closing or shortly thereafter. We probably will not call them before we close.

Elie Radinsky: Thank you very much.

Operator: You have an additional question in queue from Jane Gail Orringer from Alliance Bernstein.

Jane Gail Orringer: Hi, yes, just a follow up question for Michael on the other one. So as you were doing your due diligence how did you get comfortable with the surprise billing issue given what a high percentage of revenues out-of-network claims adjudication represents?

Michael Klein: I'm going to address that and Mark and team can, of course, jump in. If my line is okay, I understand it was a bit spotty before.

One, we did diligence you would anticipate with the company including hiring consulting firms and multiple law firms to get our full arms around the data on a state-by-state basis for the 28 states.

That's the highest degree of comfort we got – is that this existing model is in place and has not had a material impact on the company, because the company's data is the most robust and used in many adjudications. But the given specifics of any kind of difference opinions that exist between payers and providers, it's this data that's utilized.

Secondly, we got comfortable on the state-by-state basis because – and you'll see this if you see the analyst deck – it's actually a fraction of the revenue base that is even in the line of sight of the potential surprise billing legislation that's outstanding. So the potential, quote, at-risk revenues under the worst-case scenarios range between $0 and $95 million under the analysis that we've seen.

So in any outcome that could potentially be the worst-case out of boundary, we would not see (inaudible) outcome. And in fact, from each of the state-by-state processes that have been put in place, we've seen no material outcome. So we've done the work both on a state-by-state basis., we've done it with the overall review of the potential federal legislation actually (inaudible) claims by category to determine that (inaudible) we are confident in our (inaudible) of clear non-material impact. And of course, we've relied upon as well, legal and consulting analysts to see the potential direction of travel.

But most importantly, because I've been around the company now for approaching eight years, there's always been a potential regulation that was going to put MultiPlan out of business -Obamacare, the Affordable Care Act, there's always been something. But in the end, in the same way as the customers have shared with us, because this company is so critical in creating affordable health care, the company is a critical part of the infrastructure.

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So we have high confidence in general, we have high confidence in specific, we have high confidence based upon a review of our state-by-state data and we have high confidence based upon the external third-party review. And I would strongly encourage you if you're interested to go to the Avalere.com website to see independent research which summarizes clearly positions that we would also agree with.

Jane Gail Orringer: Okay, that was very helpful. Thank you. And if I could just have one more follow-up, can you talk about how you think about post-closing, the M&A cadence?

Mark Tabak: We're not prepared on this call to talk about specific M&A transactions.

Jane Gail Orringer: Okay.

Mark Tabak: But there are a number of opportunities in the marketplace. One of the unfortunate byproducts, or results, or consequences of the COVID-19 pandemic – there are a number of companies out there of a number of sizes that have been hurt by the COVID-19 pandemic.

And when you look at MultiPlan's capabilities in terms of our incredible payer relationships, the robust IT platform we have, the operational excellence coupled with the financial flexibility that we have with the merger of Churchill and the availability of a now public currency, we think there's a lot of opportunities for us.

We're going to be disciplined and look at these opportunities and pursue ones that we think are highlight accretive and can be value-added to the overall company as we've done in the past.

Jane Gail Orringer: Can you share with us a little bit of what types of add-ons you might be looking at? Is it mostly in the payment integrity space or?

Mark Tabak: Jane, the three comments I would give you, one, it'll be across the entire offering today of networks, analytics and payment integrity, number one. It could be additional products and services that we receive because last year we received over $100 billion in charges. So what else could we do once that claim is captured? Or it could be our acceleration into those adjacent lines of business or acceleration to serve new customers.

Jane Gail Orringer: Okay, thank you.

Operator: (Operator Instructions). And there are no further questions in queue at this time. I'll turn the call back over to CEO Mark Tabak.

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Mark Tabak: Thank you. These are exciting times for us. We appreciate your continued support and we look forward to speaking with you again next quarter. Thank you very much.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.

Forward-Looking Statements

This communication includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “will,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would,” or similar expressions may identify forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Churchill Capital Corp III (“Churchill”), MultiPlan (which, for purposes of this communication, refers to Polaris Parent Corp. and its consolidated subsidiaries, unless the context otherwise requires) or the combined company after completion of the business combination are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward looking statements.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various risks and uncertainties, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the Transactions due to the failure to obtain approval of the stockholders of Churchill or other conditions to closing in the Merger Agreement; the ability to meet applicable listing standards following the consummation of the Transactions; the risk that the proposed transaction disrupts current plans and operations of MultiPlan as a result of the announcement and consummation of the Transactions; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the proposed business combination; changes in applicable laws or regulations; the possibility that Churchill, MultiPlan or the combined company may be adversely affected by other political, economic, business, and/or competitive factors; the impact of COVID-19 and its related effects on Churchill, MultiPlan or the combined company’s projected results of operations, financial performance or other financial metrics; the ability to achieve the goals of MultiPlan’s enhance / extend / expand strategy and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; pending or potential litigation associated with the proposed business combination; and other risks and uncertainties indicated from time to time in the preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on July 31, 2020, including those under “Risk Factors” therein, and other documents filed or to be filed with SEC by Churchill. Forward-looking statements speak only as of the date made and, except as required by law, Churchill and MultiPlan undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Anyone using the presentation does so at their own risk and no responsibility is accepted for any losses which may result from such use directly or indirectly. Investors should carry out their own due diligence in connection with the assumptions contained herein. The forward-looking statements in this communication speak as of the date of this communication. Although Churchill may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by securities laws. For additional information regarding these and other risks faced by us, refer to our public filings with the SEC, available on the SEC’s website at www.sec.gov.

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No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction in contravention of applicable law.  In particular, this communication is not an offer of securities for sale into the United States.  No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Additional Information and Where to Find It

In connection with the proposed transactions, Churchill filed a preliminary proxy statement with the SEC on July 31, 2020. Churchill intends to file other relevant material, including a definitive proxy statement with the SEC. Stockholders are urged to read the preliminary proxy statement, as well as the definitive proxy statement when it becomes available, and any other documents filed with the SEC in connection with the proposed business combination or incorporated by reference in the preliminary proxy statement or the definitive proxy statement because they will contain important information about the proposed business combination.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Churchill when and if available, can be obtained free of charge by directing a written request to Churchill Capital Corp III, 640 Fifth Avenue, 12th Floor, New York, NY 10019.

The directors, executive officers and certain other members of management and employees of Churchill may be deemed “participants” in the solicitation of proxies from stockholders of Churchill in favor of the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Churchill in connection with the proposed business combination is set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement and the other relevant documents to be filed with the SEC. You can find information about Churchill’s executive officers and directors in Churchill’s filings with the SEC, including Churchill’s final prospectus for its initial public offering.

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